Exhibit 5.1

White & Case LLP
1221 Avenue of the Americas
May 19, 2023	New York, NY 10020-1095
T +1 212 819 8200
JBS S.A.
Av. Marginal Direita do Tietê	whitecase.com
500, Bloco I, 3rd Floor
CEP 05118-100
City of São Paulo, State of São Paulo
Brazil

Ladies and Gentlemen:

We have acted as New York counsel to JBS USA Lux S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Company”), JBS USA Food Company, a Delaware corporation ( “JBS USA Food Company”), JBS USA Finance, Inc., a Delaware corporation (“JBS USA Finance,” and collectively with the Company and JBS USA Food Company, the “Issuers”), and JBS S.A., a corporation (sociedade anônima) organized under the laws of Brazil (“JBS S.A.”), JBS USA Holding Lux S.à r.l., JBS Global Luxembourg S.à r.l., JBS Holding Luxembourg S.à r.l. and JBS Global Meat Holdings Pty. Limited (collectively, together with JBS S.A., the “Parent Guarantors”), in connection with JBS S.A.’s offers to exchange (collectively, the “Exchange Offers”) up to: (i) US$991,395,000 aggregate principal amount of the Issuers’ 2.500% Senior Notes due 2027 (the “Old 2027 Notes”) for newly issued and registered 2.500% Senior Notes due 2027 (the “New 2027 Notes”); (ii) US$900,000,000 aggregate principal amount of the Issuers’ 5.125% Senior Notes due 2028 (the “Old 2028 Notes”) for newly issued and registered 5.125% Senior Notes due 2028 (the “New 2028 Notes”); (iii) US$77,973,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2029 (the “Old 6.500% 2029 Notes”) for newly issued and registered 6.500% Senior Notes due 2029 (the “New 6.500% 2029 Notes”); (iv) US$600,000,000 aggregate principal amount of the Issuers’ 3.000% Senior Notes due 2029 (the “Old 3.000% 2029 Notes”) for newly issued and registered 3.000% Senior Notes due 2029 (the “New 3.000% 2029 Notes”); (v) US$1,250,000,000 aggregate principal amount of the Issuers’ 5.500% Senior Notes due 2030 (the “Old 2030 Notes”) for newly issued and registered 5.500% Senior Notes due 2030 (the “New 2030 Notes”); (vi) US$500,000,000 aggregate principal amount of the Issuers’ 3.750% Senior Notes due 2031 (the “Old 2031 Notes”) for newly issued and registered 3.750% Senior Notes due 2031 (the “New 2031 Notes”); (vii) US$1,000,000,000 aggregate principal amount of the Issuers’ 3.000% Sustainability-Linked Senior Notes due 2032 (the “Old 3.000% 2032 Notes”) for newly issued and registered 3.000% Sustainability-Linked Senior Notes due 2032 (the “New 3.000% 2032 Notes”); (viii) US$968,548,000 aggregate principal amount of the Issuers’ 3.625% Sustainability-Linked Senior Notes due 2032 (the “Old 3.625% 2032 Notes”) for newly issued and registered 3.625% Sustainability-Linked Senior Notes due 2032 (the “New 3.625% 2032 Notes”); (ix) US$2,050,000,000 aggregate principal amount of the Issuers’ 5.750% Senior Notes due 2033 (the “Old 2033 Notes”) for newly issued and registered 5.750% Senior Notes due 2033 (the “New 2033 Notes”); (x) US$900,000,000 aggregate principal amount of the Issuers’ 4.375% Senior Notes due 2052 (the “Old 4.375% 2052 Notes”) for newly issued and registered 4.375% Senior Notes due 2052 (the “New 4.375% 2052 Notes”); and (xi) US$1,550,000,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2052 (the “Old 6.500% 2052 Notes” and, collectively with the Old 2027 Notes, the Old 2028 Notes, the Old 6.500% 2029 Notes, the Old 3.000% Notes due 2029, the Old 2030 Notes, the Old 2031 Notes, the Old 3.000% 2032 Notes, the Old 3.625% 2032 Notes, the Old 2033 Notes and the Old 4.375% 2052 Notes, the “Old Notes”) for newly issued and registered 6.500% Senior Notes due 2052 (the “New 6.500% 2052 Notes” and, collectively with the New 2027 Notes, the New 2028 Notes, the New 6.500% 2029 Notes, the New 3.000% Notes due 2029, the New 2030 Notes, the New 2031 Notes, the New 3.000% 2032 Notes, the New 3.625% 2032 Notes, the New 2033 Notes and the New 4.375% 2052 Notes, the “New Notes”), pursuant to a registration statement on Form F-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Old 2027 Notes were, and the New 2027 Notes will be, issued under an indenture, dated as of August 19, 2022 (the “2027 Notes Indenture”), by and among the Issuers, the guarantors party thereto and Regions Bank, as trustee (the “Trustee”).

The Old 2028 Notes were, and the New 2028 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “2028 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 6.500% 2029 Notes were, and the New 6.500% 2029 Notes will be, issued under an indenture, dated as of April 15, 2019 (as supplemented by the first supplemental indenture, dated June 29, 2021 and the second supplemental indenture, dated August 15, 2022, the “6.500% 2029 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 3.000% 2029 Notes were, and the New 3.000% 2029 Notes will be, issued under an indenture, dated as of February 2, 2022 (as supplemented by the first supplemental indenture, dated August 15, 2022, the “3.000% 2029 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 2030 Notes were, and the New 2030 Notes will be, issued under an indenture, dated as of August 6, 2019 (as supplemented by the first supplemental indenture, dated June 29, 2021, and the second supplemental indenture, dated August 15, 2022, the “2030 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 2031 Notes were, and the New 2031 Notes will be, issued under an indenture, dated as of May 28, 2021 (as supplemented by the first supplemental indenture, dated August 15, 2022, the “2031 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 3.000% 2032 Notes were, and the New 3.000% 2032 Notes will be, issued under an indenture, dated as of December 1, 2021 (as supplemented by the first supplemental indenture, dated August 15, 2022, the “3.000% 2032 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 3.625% 2032 Notes were, and the New 3.625% 2032 Notes will be, issued under an indenture, dated as of August 19, 2022 (the “3.625% 2032 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 2033 Notes were, and the New 2033 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “2033 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 4.375% 2052 Notes were, and the New 4.375% 2052 Notes will be, issued under an indenture, dated as of February 2, 2022 (as supplemented by the first supplemental indenture, dated August 15, 2022, the “4.375% 2052 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee.

The Old 6.500% 2052 Notes were, and the New 6.500% 2052 Notes will be, issued under an indenture, dated as of June 21, 2022 (the “6.500% 2052 Notes Indenture” and collectively with the 2027 Notes Indenture, the 2028 Notes Indenture, the 6.500% 2029 Notes Indenture, the 3.000% 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture, the 3.000% 2032 Notes Indenture, the 3.625% 2032 Notes Indenture, the 2033 Notes Indenture and the 4.375% 2052 Notes Indenture, the “Indentures”), by and among the Issuers, the guarantors party thereto and the Trustee.

The New Notes will be guaranteed by the Parent Guarantors pursuant to the terms of the Indentures (the “Guarantees”).

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of the Issuers and the Parent Guarantors as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	JBS USA Food Company’s (x) Certificate of Incorporation, dated October 12, 2004 and (y) Certificate of Amendment of Certificate of Incorporation, dated November 23, 2015;

(ii)	JBS USA Food Company’s Bylaws effective as October 12, 2004;

(iii)	JBS USA Finance, Inc.’s Certificate of Incorporation, dated April 8, 2009, and its By-Laws;

(iv)	the resolutions adopted by JBS USA Food Company’s board of directors on May 19, 2023;

(v)	the resolutions adopted by JBS USA Finance, Inc.’s board of directors on May 19, 2023;

(vi)	the Indentures;

(vii)	the forms of New Notes included in each Indenture; and

(viii)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinions, upon certificates of officers of the parties and the representations of the parties. In rendering such opinions, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us and the accuracy of English translations of all documents originally in other languages.

In making our examination of documents executed by parties, other than JBS USA Food Company and JBS USA Finance, Inc., we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the New Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Issuers will issue and deliver the New Notes and the Parent Guarantors will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing JBS USA Food Company and JBS USA Finance, Inc. to issue, offer and sell the New Notes have been adopted by their respective board of directors and will be in full force and effect at all times at which the New Notes are offered or sold by JBS USA Food Company and JBS USA Finance, Inc.; and (v) the New Notes will be in substantially the form attached to the applicable Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Issuers or the Parent Guarantors.

We have further assumed that the New Notes and Guarantees will be delivered by the Issuers and the Parent Guarantors, as applicable, in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the New Notes have been duly authorized by all necessary corporate action, executed, issued and delivered by the Issuers and authenticated by the Trustee in accordance with the provisions of the Indentures, and exchanged for the Old Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, (a) the New Notes will constitute valid and binding obligations of the Issuers enforceable against such Issuer in accordance with their terms and (b) the Guarantees will constitute valid and binding obligations of the Parent Guarantors enforceable against such Parent Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Issuers and the Parent Guarantors are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed above are limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Issuers and the Parent Guarantors appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP
White & Case LLP

DN : VM : KK : CG

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